Exhibit 4.4

NUMBER ________-	(SEE REVERSE SIDE FOR LEGEND) THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION DATE (DEFINED BELOW)	WARRANTS

Jensyn Acquisition Corp.

CUSIP _____

WARRANT

THIS CERTIFIES THAT, for value received

is the registered holder of a warrant or warrants (the “Warrant”), expiring at 5:00 p.m., New York City time, on the [five][seven] year anniversary of the completion by Jensyn Acquisition Corp., a Delaware corporation (the “Company”), of an initial merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”), to purchase [one-half (1/2) of one][one] fully paid and non-assessable share of the Company’s common stock, par value $.0001 per share (“Common Stock”), of the Company for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (a) [____________], 2015 [one year after the closing of the Company initial public offering] and (b) 30 days after the Company’s completion of a Business Combination, such whole number of shares of Common Stock at the price of [$11.50][$15.00] per whole share, upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”) (or through “cashless exercise” if permitted by the Warrant Agreement), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and the Warrant Agent (the “Warrant Agreement”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants.

In no event will the Company be required to net cash settle any warrant exercise. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of shares of Common Stock purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per share of Common Stock at which shares of Common Stock may be purchased at the time the Warrant is exercised. Capitalized terms not defined herein have the meanings ascribed to such terms in the Warrant Agreement.

The Company shall not issue fractional shares upon exercise of Warrants. If the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

Upon any exercise of the Warrant for less than the total number of full shares of Common Stock provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of shares of Common Stock for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

This Warrant may be redeemed by the Company in accordance with the terms and conditions set forth in the Warrant Agreement.

This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

Jensyn Acquisition Corp.

By:
Name: Jeffrey J. Raymond
Title: President, Chief Executive Officer and Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ______________ Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated: _____________________
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, _______________________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

______________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _________________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: _____________________
(SIGNATURE)

The signature to the assignment of the Subscription Form must correspond to the name written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever, and must be guaranteed by a commercial bank or trust company or a member firm of the NYSE Amex, New York Stock Exchange, Pacific Stock Exchange or Chicago Stock Exchange.